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                                EXHIBIT (6)(a)

                           ARTICLES OF INCORPORATION
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                                   RESTATED
                           ARTICLES OF INCORPORATION
                TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY



William A. Simpson and James W. Dederer hereby certify that:

1. They are the President and the Secretary, respectively, of Transamerica Occidental Life Insurance Company, a California corporation.

2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

                                     FIRST

          The name of this corporation is TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY.

                                    SECOND

          The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the incorporated by the California corporation is to be an insurer. practice of a profession Corporations Code. The business permitted to be of the corporation is to be an isurer.

                                     THIRD

          This corporation is authorized to issue only one class of stock; and the total number of shares this corporation is authorized to issue is FOUR MILLION (4,000,000) shares with a par value of $12.50 per share.

                                    FOURTH

          This corporation elects to be governed by all of the provisions of the General Corporation Law effective January 1, 1977 not otherwise applicable to it under Chapter 23 thereof.

                                     FIFTH

          The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California.


                                     SIXTH

          The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through by-law provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the limits on excess indemnification set forth in Section 204 of the California Corporations Code. The corporation is further authorized to provide insurance for agents as set forth in
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Section 317 of the California Corporations Code, provided that, in cases where the corporation owns all or a portion of the shares of the company issuing the insurance policy, the company and/or the policy must meet one of the two sets of conditions set forth in section 317, as amended.

3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders of said corporation in accordance with section 902 of the Corporations Code. The total number of outstanding shares entitled to vote, with respect to the foregoing amendment was 2,206,933 shares; and the number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being more than 50% of the outstanding shares entitled to vote.

          The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge. Executed at Los Angeles, California, on January 11, 1988.

                                                       TRANSAMERICA OCCIDENTAL
                                                          LIFE INSURANCE COMPANY


By:            William A. Simpson
               President

By:            James W. Dederer
               Secretary